Exhibit 10.4

PERFORMANCE SHARE UNIT AGREEMENT

Brighthouse Financial, Inc. confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Performance Share Units (your “Performance Share Units”). Your Performance Share Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “Plan”) and this Performance Share Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Performance Share Units under some circumstances.

Standard Terms.

(a)    These terms are the “Standard Terms” and will apply to your Performance Share Units except in so far as Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-15 (“Restrictive Covenants”) apply. If Shares are delivered to you, you will receive evidence of ownership of those Shares.

(b)    The Performance Period for your Performance Share Units will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. After the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Share Units payable in accordance with these Standard Terms (your “Final Performance Share Units”), and your Final Performance Share Units will be converted into, and will be due and payable in, Shares at the time specified in Section S-8 (“Timing of Payment”).

(c)    Based on the Company’s achievement of the performance factors described in this Agreement (including the Appendices hereto), you may be eligible for a payment of up to [•]% of your Performance Share Units. Notwithstanding any other terms of this Agreement, your payment may not exceed this amount.

(d)    If, under Section (c) of these Standard Terms, you are eligible for a payment, the Committee will determine your Final Performance Share Units by multiplying your Performance Share Units by the “Final Performance Factor.” The Final Performance Factor means a percentage (from zero to [●]%) determined by the Committee in its discretion. In exercising its discretion, the Committee may consider the weighted average of the [two] performance factors (each from zero to [●]%), described in (1) and (2) below, or such other adjustments or considerations it deems appropriate in its discretion.

(1)    The first performance factor has a [●]% weighting and will be based on the Company’s performance with respect to [description of first performance factor] for the period beginning on [●] and ending on [●], as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix [1] to this Agreement, or such other considerations as it finds appropriate.

(2)    The second performance factor has a [●]% weighting and will be based on the Company’s performance with respect to [description of second performance factor], as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix [2] to this Agreement, or such other considerations as it finds appropriate.

(e)    [The Performance Share Units granted to you pursuant to this Agreement are subject to and conditioned upon shareholder approval of the Plan. You acknowledge and agree that, in the event shareholders do not approve the Plan, your Performance Share Units granted pursuant to this Agreement will be canceled and this Agreement will be void ab initio.]

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.

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